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                                                                    EXHIBIT 23.4

                          [OGILVY RENAULT LETTERHEAD]


Montreal, May 28, 2004

Ispat Inland ULC
c/o Ispat Inland Inc.
3210 Watling Street
East Chicago, Indiana  46312


Ladies and Gentlemen:


RE:         US$150,000,000 SENIOR SECURED FLOATING NOTES DUE 2010
            US$650,000,000 9-3/4% SENIOR SECURED NOTES DUE 2014
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            We have acted as special Canadian counsel to Ispat Inland ULC, an unlimited liability organized under the laws of Nova Scotia, (the "Company"), and the Company's affiliates named as guarantors in the combined registration statement on Forms S-4 and F-4 referred to below (the "Guarantors") in connection with the Company's new Senior Secured Floating Notes due 2010, the new Senior Secured 9-3/4% Notes due 2014, and the accompanying guarantees by the Guarantors (collectively, the "Exchange Notes") in aggregate principal amount of US$800,000,000. The Company and the Guarantors have filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), a Combined Registration Statement on Forms F-4 and S-4 (the "Registration Statement") relating to the Company's offer to exchange the Exchange Notes for all of its outstanding Senior Secured Floating Notes due 2010 and Senior Secured 9-3/4% Notes due 2014, and the accompanying guarantees by the Guarantors (collectively, the "Outstanding Notes" and, together with the Exchange Notes, the "Notes") as set forth in the prospectus forming a part of the Registration Statement (the "Prospectus"). The Exchange Notes will be issued, and the Outstanding Notes were issued, pursuant to an indenture (the "Indenture") dated March 25, 2004 among the Company, LaSalle Bank National Association, as trustee, and the Guarantors. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Prospectus.

            We have prepared the discussion included in the Prospectus, which forms part of the Registration Statement, under the caption "Material Income Tax Considerations - Canadian Federal Income Tax Considerations for Non-Residents of Canada". The discussion under that caption is our opinion of the main federal income tax consequences applicable to Non-Resident Holders, as defined therein, subject to the conditions, limitations and assumptions described therein.

            We hereby consent to the to the references to this firm under the headings "Legal Matters", "Material Income Tax Considerations - Canadian Federal Income Tax Considerations for Non-Residents of Canada" in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


Yours truly,

/s/ Ogilvy Renault